     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        TERAFORCE TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    76-0471342
     (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                       organization)

                            1240 EAST CAMPBELL ROAD
                            RICHARDSON, TEXAS 75081
                                 (469) 330-4960
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               HERMAN M. FRIETSCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        TERAFORCE TECHNOLOGY CORPORATION
                            1240 EAST CAMPBELL ROAD
                            RICHARDSON, TEXAS 75081
                           TELEPHONE: (469) 330-4960
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                               MICHAEL T. LARKIN
                              BISK & FITCH, L.L.P.
                               750 WESLAYAN TOWER
                               24 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                           TELEPHONE: (713) 871-9990
                            TELECOPY: (713) 871-0721
                         ------------------------------

    Approximate date of commencement of proposed sale to the public: from time to time after the effective date of the registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED         REGISTERED(2)          SHARE(3)               PRICE         REGISTRATION FEE(4)
Common Stock, $.01 par value(1).............      41,416,630              $0.41             $16,980,818            $2,084

(1) Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement contains a combined Prospectus and relates to registration statements previously filed by the Registrant on Form S-3 and declared effective by the Commission. It relates to the registration statements filed on September 17, 1997, as amended on December 30, 1997 (Commission File No. 333-35841), May 22, 1998 (Commission File No. 333-53451), April 2, 1999 (Commission File No. 333-75651),
    August 27, 1999 (Commission File No. 333-86095), February 11, 2000 (Commission File No. 333-30212), and April 14, 2000 (Commission File No. 333-34856). As such, a number of securities and their associated registration fees are being carried forward to this Registration Statement.

(2) Represents shares to be sold by the Selling Stockholders listed under the title "Selling Stockholders" in this Prospectus.

(3) Pursuant to Rule 457(c) under the Act, the registration fee for the above shares is calculated based upon the average of the high and low prices of TeraForce common stock as reported on the NASDAQ SmallCap Market on April 10, 2001.

(4) Pursuant to Rule 429 under the Act and Rule 457, the Prospectus relating to this Registration Statement also relates to the earlier registration statements filed with the SEC referenced in Note (1) above for which an aggregate of 98,117,540 shares were registered and $76,285 in registration fees were paid, for which 21,086,700 shares are being carried forward in this Registration Statement. The amount of fees being carried forward from such prior registration statements is $2,161.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

                                                                      PROSPECTUS

                  SUBJECT TO COMPLETION, DATED APRIL 13, 2001

                        TERAFORCE TECHNOLOGY CORPORATION

                       41,416,630 SHARES OF COMMON STOCK

                               ------------------

    The Selling Stockholders listed on pages 12 through 15 may offer and resell up to 41,416,630 shares of TeraForce Technology Corporation ("TeraForce" or the "Company") common stock under this Prospectus, for each of their own accounts. The number of shares the Selling Stockholders may sell includes shares of common stock that currently are issued and outstanding and shares of common stock issuable upon exercise of warrants.

    We will not receive any proceeds from the sales covered by this Prospectus.

    The shares of common stock covered by this Prospectus were originally issued in several unrelated private placements to accredited investors . For further information on the Selling Stockholders and each of these transactions see "Selling Stockholders" in this Prospectus.

    Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "TERA." On April 12, 2001, the last sale price of our common stock was $0.40.

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 2001.

                                ABOUT TERAFORCE

    We recently changed our name from Intelect Communications, Inc. to TeraForce Technology Corporation. This change reflects a transition in our strategic direction and underlying business model. Under our new strategy, we intend to leverage our technical expertise in the convergence of telecommunications and computing to develop and commercialize leading edge technologies.

    We design, develop, produce, and sell digital signal processor ("DSP") products and also provide high-value product design and development services to telecommunications and networking companies. Our DSP products business designs, produces and sells board-level products that deliver high performance computing capabilities for embedded applications in military/aerospace, industrial and commercial market segments. These products include a variety of multiprocessor boards. Our engineering design services business provides advanced product and system design and development services for a variety of clients.

    Our optical networking products business historically has been conducted by our wholly-owned subsidiary, Intelect Network Technologies Company. This business unit manufactured our OmniLynx product line used for optical networking. Due to dramatic changes in the market place, we have reassessed this business and determined that the OmniLynx product line's long-term strategic value does not substantially benefit TeraForce as much as our other business opportunities. However, we have identified a new generation of optical networking equipment, referred to as Aegean, which we anticipate developing. We believe this advanced optical networking system can be targeted at metropolitan area networks and can generally be described as a multi-service delivery platform.

    More information about our products, markets and operations may be found in our Form 10-K annual report for the fiscal year ended December 31, 2000, filed on April 2, 2001. Our executive offices are located at 1240 East Campbell Road, Richardson, Texas 75081; telephone (469) 330-4960.

                                  RISK FACTORS

    This prospectus and the documents it incorporates by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current view with respect to future events and financial performance. The future events we describe in these risk factors involve risks and uncertainties related to:

    - general economic conditions in our product markets;

    - our continuing development of our products;

    - the market acceptance of our products;

    - dependence on our suppliers;

    - dependence on channels of distribution;

    - competition;

    - fluctuations in customer demand for our products;

    - access to external sources of capital;

    - execution of our margin improvement; and

    - management of our corporate expansion.

    In this prospectus, the words "anticipate ," "believe," "expect," "intend," "plan," "future," and similar expressions identify forward-looking statements. Our actual results could differ materially from those that we project in the forward-looking statements as a result of factors that we have set forth throughout this document as well as factors of which we are currently not aware.

    Projections including, but not limited to, those regarding our financial results that are contained in the documents incorporated by reference into this Prospectus are forward-looking statements. As such, projections in those documents could differ materially from actual results which could in turn have an adverse effect on your investment in the shares.

    Your investment in the shares offered by the Selling Stockholders in this Prospectus involves a high degree of risk and should not be made by you if you cannot afford the loss of your entire investment. In addition to the other information in this Prospectus, or incorporated in this Prospectus by reference, you should consider carefully the following risk factors before investing in the common stock offered by the Prospectus:

OUR STOCK PRICE MAY DROP DUE TO MARKET FLUCTUATIONS AND SALES OF LARGE NUMBERS OF OUR SHARES.

    Our common stock is quoted on the Nasdaq SmallCap Market. Based on historical trends in the market for our stock and for other similar technology company stocks, we anticipate that the trading price of our common stock may be subject to wide fluctuations in response to:

    - quarterly variations in operating results;

    - changes in actual earnings or in earnings estimates by analysts;

    - our announcements of technological developments;

    - our competitors' announcements of technological developments;

    - general market conditions; or

    - other events largely outside our control.

In addition, extreme price and volume fluctuations in the stock market have particularly affected the market prices of "high technology" stocks. These fluctuations were often disproportionate to or unrelated to the operating performance of these companies. These broad market fluctuations, general economic conditions, or other factors outside our control may adversely affect the market price of our common stock.

    Large numbers of the shares offered under this Prospectus could be sold at the same time. Such sales, or the possibility of such sales, could significantly depress the market price of the common stock.

WE MAY BE DE-LISTED BY NASDAQ.

    In January, 2001 we received notice from the Nasdaq Stock Market, Inc. ("Nasdaq") that our stock failed to maintain a minimum bid price of at least $1.00 over the prior 30 day period as required by Nasdaq marketplace rules. Pursuant to the notice we were provided 90 days, or until April 2, 2001, to regain compliance with this rule. Since our common stock did not meet the minimum bid price requirement by April 2, we received notice from Nasdaq that our common stock is subject to de-listing. We have notified the Nasdaq Listing Qualifications Listing Panel of our appeal of such determination of de-listing and have requested an oral hearing. The hearing request has stayed the de-listing. However, there can be no assurance of the outcome of the appeal process. If the Company's common stock is de-listed from the Nasdaq SmallCap Market, it may be eligible for inclusion in the OTC Bulletin Board operated by the Nasdaq Stock Market. However, the OTC market generally provides less liquidity and certain institutional investors may not purchase stocks in this market or invest capital in companies that are not listed on a national stock exchange or Nasdaq. Such adverse effects in liquidity and capital raising ability could materially adversely affect our operating results and financial condition.

WE ARE NOT PROFITABLE.

    We have incurred losses from continuing operations in 2000, 1999, 1998, 1997, and 1996 of $29,572,000, $28,535,000, $42,735,000, $19,743,000 and
$42,983,000, respectively. Negative cash flows from operations in the same periods were, respectively, $22,442,000, $19,145,000, $22,929,000, $24,852,000
and $23,050,000. We funded the negative cash flows by proceeds from borrowing under credit facilities and sales of common stock in 2000, from borrowings under credit facilities, sales of preferred stock and common stock during 1999, 1998 and 1997 and by proceeds from issuance of convertible debentures in 1996. It is uncertain when, if ever, we will report operating income or positive cash flow from operations. If cash needs exceed available resources, there also can be no assurance that additional capital will be available through public or private equity or debt financing.

OUR ABILITY TO BECOME PROFITABLE DEPENDS ON INCREASED SALES OF OUR PRODUCTS AND SERVICES.

    Our ability to become profitable will depend, in part, on the sales volume of our products and services. Increasing the sales volume will depend on our ability to:

    - continue to develop our DSP products;

    - expand our engineering design services business;

    - increase our sales and marketing activities;

    - increase our manufacturing activities;

    - effectively compete against current and future competitors; and

    - effectively and efficiently complete the transition from optical networking equipment manufacturing of OmniLynx to our other business enterprises.

    We cannot assure you that we will be able to successfully increase the sales volumes of our products and/or services to achieve profitability. We also cannot assure that profitability and positive cash flow will be achieved when expected. If our sales plans are not achieved, operating losses and negative cash flows exceed our estimates, or capital requirements in connection with the design, development, and commercialization of our principal products are higher than estimated, we will need to raise additional capital. See page 5 regarding additional funding.

WE ARE NOT ABLE TO PREDICT SALES IN THE FUTURE AND A NUMBER OF FACTORS MAY CAUSE OUR PERIODIC RESULTS TO FLUCTUATE.

    We are not able to accurately predict our sales in future quarters. In any quarter, a number of factors could affect our sales volumes and our ability to fill orders. Our periodic results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including:

    - the market acceptance of our current and new products;

    - engineering and development requirements;

    - the size, timing and recognition of revenue from significant orders;

    - increased competition;

    - new product introductions or enhancements by competitors;

    - the proportion of revenues derived from distributors, value added resellers and other sales channels;

    - changes in our pricing policies or those of our competitors;

    - the financial stability of major customers;

    - delays in the introduction of our products or product enhancements;

    - customer order deferrals in anticipation of upgrades and new products;

    - customer concerns about our financial condition;

    - the costs and possible supply constraints of components we use to build our products;

    - changes in regulation of our product markets;

    - the timing and nature of expenses; and

    - general economic conditions.

    Our expense levels are based, in part, on our expectations of future projects, orders and sales, and we may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of our expenses do not vary with revenues. We may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources in engineering and development efforts, spending could materially adversely affect our operating results and financial condition.

    Because our marketing strategy targets relatively large potential customers, we anticipate that a small number of large orders may comprise a significant portion of our future product sales and a small number of clients may comprise a larger portion of our billable services. None of our significant customers have entered into a long-term supply or services agreements requiring them to purchase a minimum amount of our products or services. Historically, sales to a relatively small number of customers have accounted for a significant portion of our total revenues. We cannot assure that our principal customers will continue to purchase our products or services at current levels, if at all. Also, we cannot assure that we will be able to replace such purchases with sales to other customers. Any significant deferral of purchases of our products or services or the reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect our business, results of operations, and financial condition.

WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US OR SUCH FUNDS MAY AFFECT CURRENT RIGHTS.

    If our sales plans are not achieved, if operating losses and negative cash flows exceed our estimates, or if capital requirements of the design, development, and commercialization of our principal products are higher than estimated, we will need to raise additional capital. Although we believe we could raise additional capital through public or private equity or debt financing, if necessary, we cannot assure that such financing will be available, or available on acceptable terms. Further, we could seek commercial banking facilities to provide working capital for our business segments; however, there can be no assurances that such facilities will be available. If we are unable to acquire such additional funds, we may be required to curtail certain operations or sell assets.

    Our Aegean product line of optical networking products will require strategic contributors having significantly greater capital resources and/or additional capital from outside investors in order to commence full scale development activities. Without such contributors or sufficient investment, the first stage of the development process cannot be initiated. Further, we do not expect to complete this stage or produce revenue for the foreseeable future.

    If we are successful in raising additional funds through the issuance of equity or debt securities, our common stockholders could be affected. The issuance of additional equity securities or convertible debt could dilute the your percentage ownership in the Company. Furthermore, such securities issued may have rights, preferences and privileges senior to those of our common stock.

WE HAVE REFOCUSED OUR BUSINESS STRATEGY, AND OUR NEW STRATEGY MAY NOT BE SUCCESSFUL.

    Historically, our strategy and the bulk of our business focused on the development and marketing of our OmniLynx optical networking equipment. Our new focus is on expanding our DSP products and engineering design services businesses while seeking strategic contributors and investors to develop and expand our Aegean business. Therefore, we must rely upon our DSP and engineering design segments of the Company for the bulk of our revenue until Aegean has sufficient contributors or investors to produce its new line of optical networking equipment, should that ever occur. In such an event, we believe that a lag in the amount of time between Aegean's initiation of production and its profitability could be significant. If sufficient contributors or investors are not found, then the Company must continue to rely upon DSP products and engineering design services unless we refocus our business model.

    It is too early to know whether the refocusing of our business strategy will help us achieve long-term success. Companies that implement major changes in their business strategy can face challenging risks and unexpected difficulties. If the assumptions underlying out new business model are not valid or if we are unable to implement our business plan, our business will suffer.

THE COMPANY MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE DEVELOPMENT AND ACHIEVE COMMERCIAL ACCEPTANCE OF ITS NEW PRODUCTS.

    We intend to continue the development of additional products, such as the Aegean line of optical networking products, that are consistent with our new business strategy. The development of these products, from laboratory prototype to customer trials, and subsequently to general availability involves a number of steps, including:

    - completion of product development;

    - the qualification and multiple sourcing of critical components;

    - validation of manufacturing methods and processes;

    - extensive quality assurance and reliability testing, and staffing of testing infrastructure;

    - validation of embedded software;

    - establishment of systems integration and systems test validation requirements; and

    - identification and qualification of component suppliers.

    Each of these steps in turn presents serious risks of failure, rework or delay, any one of which could decrease the speed and scope of product introduction and marketplace acceptance of the product. In addition, unexpected intellectual property disputes, failure of critical design elements, and a host of other execution disks may delay or even prevent the introduction of these products. If we do not develop and successfully introduce these products in a timely manner, our business, financial condition and results of operations would be harmed.

    Additionally, the markets for the Company's new product lines may be undeveloped. The commercial acceptance of these types of products may be uncertain. We cannot assure you that the sales and marketing efforts for these products will be successful. If the markets for these products do not develop or the products are not accepted by the market, our business, financial condition and results of operations would suffer.

OUR ABILITY TO GROW AND REMAIN COMPETITIVE DEPENDS ON OUR ABILITY TO FORESEE AND RESPOND TO RAPID TECHNOLOGICAL CHANGE WITH NEW PRODUCTS AND KEY PRODUCT ENHANCEMENTS.

    Rapid technological change, evolving industry standards and frequent new product introductions and enhancements shape and can quickly change our current and planned product markets. New technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. Our ability to grow and remain competitive depends, in large part, on our ability to anticipate changes in our product markets and to successfully develop and introduce new products on a timely basis. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. Development and customer acceptance of new products and services is inherently uncertain, and we cannot assure that we will complete developments or contracts on a timely basis or that products will be commercially successful. We compete or will be competing with established companies with greater financial resources and more developed channels of distribution. Any failure to anticipate or respond in a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could materially adversely effect our business, operating results and financial condition.

PRODUCT PERFORMANCE PROBLEMS COULD LIMIT SALES PROSPECTS.

    The production of new products and services with high technology content involves occasional problems as the technology and manufacturing methods mature. If significant reliability, quality or network monitoring problems develop, including those due to faulty components, a number of negative effects on our business could result, including:

    - costs associated with reworking the manufacturing processes;

    - high service and warranty expenses;

    - high inventory obsolescence expense;

    - high levels of product returns;

    - delays in collecting accounts receivable;

    - reduced orders from existing customers; and

    - declining interest from potential customers.

    Although we maintain accruals for product warranties, actual costs could exceed these amounts. From time to time, there will be interruptions or delays in the activation of products at a customer's site. These interruptions or delays may result from product performance problems or from aspects of the installation and activation activities, some of which are outside our control. If the Company experiences significant interruptions or delays that cannot be promptly resolved, confidence in our products could be undermined, which could have a material adverse effect on operations.

COMPETITION FROM LARGER, BETTER ESTABLISHED ENTITIES IS INTENSE.

    Competition in the engineering design services, DSP products business and the converging voice and data communications industry is intense, and we believe that competition will increase substantially with the development of multimedia communications products, rapid technological changes, industry consolidations, new industry entrants, and potential regulatory changes. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than we have. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than we can. Our current or potential competitors may develop products and services comparable or superior to ours or adapt more quickly than we can to new technologies, evolving industry trends, or changing customer requirements. Increased competition as to any of our products or services could result in price reductions, reduced margins, and loss of our market share, which could materially and adversely affect our business, results of operations, and financial condition.

THE COMPANY HAS A LIMITED CUSTOMER BASE.

    We rely on a limited number of customers for a substantial portion of our revenues. If one or more significant customers are lost, or their need for our products and services were to decrease, our revenues and net income could decline.

THE SUCCESS OF OUR ENGINEERING DESIGN SERVICES BUSINESS DEPENDS ON MANY FACTORS THAT ARE BEYOND OUR CONTROL.

    In order to be successful with our engineering design services, we must overcome several factors that are beyond our control. Among these is the fact that the receipt of future contract awards is uncertain. As the telecommunications industry has recently experienced extreme volatility, many companies, including those we provide services to, have decreased their demand for certain services and some have even laid off portions of their workforce. Depending upon external conditions, a client may either cancel a project, put it on hold or extend the schedule. Also, future economic conditions, price and availability of labor, equipment and materials, applicable law, or labor disruptions may impact the demand or supply of such services. Under these circumstances, it is difficult to predict whether and when TeraForce will receive a contract award. Additionally, such contract awards generally represent large amounts of revenue and the loss of individual awards could seriously hurt our revenue and operating results.

    The cost of engineering design service personnel is high which reduces our gross margin. Gross margin represents the difference between the amount of revenue from the sales of these services and our cost of providing them. We must pay high salaries to professional services personnel to attract and retain them. This results in a lower gross margin than the gross margin of our DSP products.

    The uncertainty of contract award timing can present difficulties in matching our workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs under expected contract awards. If an expected contract award is delayed or not received, we would incur costs that could have a material adverse effect on the Company's results of operations and financial condition.

WE DEPEND ON KEY MEMBERS OF OUR MANAGEMENT AND ENGINEERING STAFF, AND WE MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS TO BE COMPETITIVE.

    Our success depends in large part on the continued service of key creative, technical, marketing, sales and management personnel and our ability to attract, motivate and retain highly qualified employees. Because of the multifaceted nature of interactive media, key personnel often require a unique combination of creative and technical talents. Such personnel are in short supply, and the competition for their services is intense. Recruitment of such personnel can be a lengthy process. We have at-will employment arrangements with management and other personnel, meaning they may terminate their employment at any time. The loss of key personnel or failure to attract additional qualified employees could materially adversely affect our business, the results of operations and new product development efforts.

WE MAY BE UNABLE TO SECURE NECESSARY COMPONENTS AND SUPPORT BECAUSE WE DEPEND UPON A LIMITED NUMBER OF THIRD-PARTY MANUFACTURERS AND SUPPORT ORGANIZATIONS.

    Certain components used in our products are only available from a single source or a limited number of vendors. Some of the sole source and limited source vendors are companies who, from time to time, allocate parts to telecommunications and computing equipment manufacturers due to market demand for components and equipment. Especially in recent times in a worldwide telecommunications market expansion, many component suppliers have placed critical components on worldwide allocation. Many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making unreliable our sources of supply for these components. If we are unable to obtain sufficient supply from alternative sources, reduced supplies and higher prices of components will significantly limit our ability to meet scheduled product deliveries to our customers, which would seriously harm our business and results of operations.

WE RELY ON PATENTS AND OTHER PROPRIETARY INFORMATION. THE LOSS OF, OR A DISPUTE REGARDING, PROPRIETARY INFORMATION OR INTELLECTUAL PROPERTY RIGHTS WOULD NEGATIVELY AFFECT OUR BUSINESS.

    Our success depends, in part, on our ability to maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of third parties or having third parties circumvent our intellectual property rights. We cannot assure that the patents we have obtained or applied for will provide us with any competitive advantages or will not be challenged by any third parties. Further, our patent applications may be denied. Likewise, the intellectual property rights of others could impede our ability to do business. Additionally, third parties may be able to circumvent our patents. Furthermore, it is possible that others could independently develop similar products, duplicate our products, or design around our patented products.

    We have received notice that we may be infringing on certain intellectual property rights of others and have asked legal counsel to evaluate these claims. We may have to obtain licenses from third parties to avoid infringing patents or other proprietary rights and cannot assure that any licenses required under any such patents or proprietary rights would be made available, if at all, on acceptable terms. Failure to obtain these licenses could delay product introductions, or prohibit our development, manufacture or sale of products requiring such licenses. In addition, we could incur substantial costs in defending or prosecuting lawsuits to protect our patents or other proprietary rights. Intellectual property plaintiffs could obtain injunctive or other equitable relief which could effectively block our ability to sell our products in the United States and abroad, and could obtain an award of substantial damages. Either result could materially adversely affect our business, results of operations, and financial condition.

    Much of our know-how and technology may not be patentable. To protect our rights, we require many employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, independent development by competitors of competing technologies could materially adversely affect our business, results of operations and financial condition, especially if we do not obtain patent protection or if our patent protection is narrowly defined.

NUMEROUS GOVERNMENTAL REGULATIONS AFFECT OUR BUSINESS AND OUR PRODUCTS.

    While most of our operations are not directly regulated, some of our customers are telecommunications service providers who are heavily regulated at both the federal and state levels. Such regulation may limit the number of potential customers for our services or impede our ability to offer competitive services to the market, or otherwise materially adversely affect our business, results of operations, and financial condition. At the same time, recent deregulation of the telecommunications industry may facilitate the entrance of new competitors or industry consolidation. This could subject us to additional competitors, increased pricing pressures, decreased demand for our products or services, increased cost of doing business or other factors that could materially adversely affect our business, results of operations, and financial condition.

WE MAY BE SUBJECT TO SIGNIFICANT CONTINGENT LIABILITIES.

    In connection with the sale of former operations in November 1995, our subsidiary Intelect Communications Systems Limited agreed to indemnify Savage Sports Corporation ("Savage Sports"), the purchaser of Savage Arms, Inc. (a manufacturer of fire arms) for potential losses associated with product liability, environmental matters, employee matters and other similar items. Certain of these indemnity obligations survive indefinitely. A finding of liability against Intelect Communications Systems Limited could materially adversely affect our business, results of operations, and financial condition. Furthermore, we could incur substantial costs (including the diversion of the attention of management) in defending lawsuits relating to these indemnity obligations.

    One of the liabilities assumed in the 1995 sale involves a firearms product liability lawsuit which one defendant, Western Auto Supply Co., settled for $5 million and, in turn, has asserted a third-party claim against Savage Arms, Inc. for indemnification in the amount of the settlement plus attorneys' fees and related costs (the "Taylor litigation"). Savage Arms has asserted defenses to the claims and we believe additional defenses may be available. Based on the information available to date, it is impossible to predict the outcome of this litigation or to assess the probability of any verdict. An adverse outcome in the Taylor litigation would materially adversely affect our financial condition and the results of operation.

    In June 2000 Savage Sports filed suit against the Company in Superior Court in Hampton County, Massachusetts seeking reimbursement from the Company of various amounts related to a settlement of various product liability claims between Savage Arms, Inc. and Emhart Industries, Inc. In January 2001 the Company and Savage Sports entered into a settlement agreement disposing of this litigation. Pursuant to the agreement the Company agreed to pay Savage Sports approximately $1.1 million over two years, including approximately $600,000 upon the signing of the agreement, and agreed to contribute towards the annual cost of product liability insurance which covers any future claims.

    An adverse outcome in the Taylor or Emhart litigation would materially adversely affect our financial condition and the results of operation.

    A shareholders class action lawsuit was filed in the U.S. District Court for the Northern District of Texas purported to have been filed on behalf of all persons and entities who purchased the company's common stock during the period between February 24, 1998 and November 17, 1998. The named defendants include Intelect Network Technologies Company, a wholly owned subsidiary of the Company, and certain former and present officers and directors of the Company. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making false and misleading statements concerning the company's reported financial results during the period, primarily relating to revenue recognition, asset impairment and capitalization issues. The plaintiffs seek monetary damages, interest, costs and expenses. The Company intends to defend the suit vigorously in all aspects.

OUR CHARTER, BYLAWS AND THE DELAWARE CORPORATE LAWS DISCOURAGE, DELAY OR PREVENT A CHANGE IN CONTROL OF THE COMPANY.

    Certain provisions of our certificate of incorporation, By-laws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of common stock. These provisions include:

    - a classified Board of Directors;

    - provisions that the Board of Directors have exclusive authority to amend or change the By-laws;

    - the ability of the Board of Directors to authorize the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the common stock;

    - eliminating the stockholders' ability to take any action without a meeting;

    - eliminating the ability of stockholders to call special meetings without the required consent of the Board of Directors; and

    - establishment of certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings.

    We are also subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov. TeraForce common stock is traded on the Nasdaq SmallCap Market under the symbol "TERA".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until this offering of common stock is terminated. This Prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

    (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001.

    (2) Our Definitive Proxy Statement on Schedule 14A filed on January 2, 2001.

    (3) Our Form 8-Ks filed on January 5, February 1, March 5, and April 10,
       2001.

    (4) The description of our common stock contained in our Registration Statement on Form S-4 declared effective on October 30, 1997 (File No. 333-39063) and our Form 8-K filed on December 5, 1997.

    (5) All documents we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the common stock registered under this registration statement.

    To the extent that prior filings listed in numbers (1) - (4) above conflict with this Prospectus, those prior filings are modified by this Prospectus and included herein only as modified. To the extent that statements in this Prospectus or in the prior filings listed in numbers (1) - (4) above conflict with statements in future filings referenced in number (5) above, this Prospectus and the prior filings are modified by the future filings listed in number (5) above.

    For information on the consolidated financial statements see "Experts" in this Prospectus.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                ROBERT P. CAPPS
                            CHIEF FINANCIAL OFFICER
                        TERAFORCE TECHNOLOGY CORPORATION
                            1240 EAST CAMPBELL ROAD
                            RICHARDSON, TEXAS 75081
                                 (469) 330-4960

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock offered in this Prospectus.

                              SELLING STOCKHOLDERS

    All of the shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. In each case, the issuance of TeraForce common stock to each of the Selling Stockholders was undertaken pursuant to exemptions from registration under the Securities Act.

    Except as otherwise indicated, the table below sets forth the number of shares of TeraForce common stock beneficially owned by each of the Selling Stockholders as of April 10, 2001, the number of shares of common stock to be offered by each Selling Stockholder under this Prospectus, and the number of shares of common stock to be beneficially owned by each Selling Stockholder if all of the shares of common stock offered hereby are sold as described herein.

                                                NUMBER OF SHARES                      NUMBER OF SHARES
                                                OF COMMON STOCK                       OF COMMON STOCK
                                                  BENEFICIALLY     NUMBER OF SHARES     BENEFICIALLY
                                                  OWNED AS OF      OF COMMON STOCK      OWNED AFTER
NAME OF SELLING STOCKHOLDER                      APRIL 10, 2000     OFFERED HEREBY      OFFERING(1)
---------------------------                     ----------------   ----------------   ----------------
St. James Capital Partners, L.P...............      2,142,619(2)       3,478,610(4)             0
SJMB, L.P.....................................      9,757,381(3)      16,021,390(4)             0
The Coastal Corporation Second Pension
  Trust.......................................     15,219,243         15,219,243(5)             0

2000 PRIVATE PLACEMENT STOCKHOLDERS(6)
Allan Peterson................................         15,000             15,000                0
Anne K. Dahlson...............................         10,000             10,000                0
Balkir Zihnali................................         10,000             10,000                0
Bank Morgan Stanley AG........................        200,000            200,000                0
Bret Clum.....................................         10,000             10,000                0
Bruce R. McMaken..............................          7,000              7,000                0
Bryan King & Mason King Livestock
  Partnership.................................          5,000              5,000                0
Charles C. Taylor.............................          5,000              5,000                0
David D. May..................................         10,000             10,000                0
Diane Goodwin.................................         12,000             12,000                0
Doug Launius..................................         20,000             20,000                0
Duck Partners, L.P............................         40,000             40,000                0
Emily Harris Todd & Christopher Neal Todd.....         30,000             30,000
EOS Partners (Offshore), L.P..................          3,000              3,000                0
EOS Partners SBIC II, L.P.....................        219,000            219,000                0
EOS Partners, L.P.............................         18,000             18,000                0
Erench R. Ozada...............................        200,000            200,000                0
Eric Erdinch Ozada............................         20,000             20,000                0
Eugene McCarron...............................          5,000              5,000                0
Eurasian Capital Partners Fund, L.P...........         40,000             40,000                0
Europa International, Inc.....................         20,000             20,000                0
Forest Convertible Fund, LP...................          5,750              5,750                0
Forest Performance Fund.......................         12,500             12,500                0
Geronimo Partners, L.P........................        150,000            150,000                0
Graham Partners, L.P..........................         20,000             20,000                0
Gryphon Partners, L.P.........................        250,000            250,000                0
John N. Giannukos.............................         20,000             20,000                0
John S. Lemak.................................         10,000             10,000                0

                                                NUMBER OF SHARES                      NUMBER OF SHARES
                                                OF COMMON STOCK                       OF COMMON STOCK
                                                  BENEFICIALLY     NUMBER OF SHARES     BENEFICIALLY
                                                  OWNED AS OF      OF COMMON STOCK      OWNED AFTER
NAME OF SELLING STOCKHOLDER                      APRIL 10, 2000     OFFERED HEREBY      OFFERING(1)
---------------------------                     ----------------   ----------------   ----------------
Joyce E. Heinzerling..........................          5,000              5,000                0
Kenneth E. Higgins, Jr........................          4,000              4,000                0
Kingdon Partners..............................         60,000             60,000                0
Lighthouse Invest. Fund, LP...................        112,000            112,000                0
Lighthouse Partners USA LP....................        290,000            290,000                0
LKCM Investment Partnership...................         85,000             85,000                0
Mark & Cynthia Gulis..........................         15,000             15,000                0
Mary Kathryn Norman...........................         15,000             15,000                0
Michael J. Gaido..............................         30,000             30,000                0
HBK Master Fund, Ltd..........................         95,000             95,000                0
Nelson McCarter...............................         12,000             12,000                0
Paula L. Santoski.............................         30,000             30,000                0
Pharos Fund Limited...........................        754,000            754,000                0
Richard A. Englander..........................         20,000             20,000                0
Ridgecrest Partners QP, Ltd...................         55,000             55,000                0
Ridgecrest Partners, L.P......................         50,000             50,000                0
Ridgecrest Partners, Ltd......................         15,000             15,000                0
Robert Garrison...............................         60,000             60,000                0
Robert L. Swisher, Jr.........................         15,000             15,000                0
Sanford Prater................................         10,000             10,000                0
Stuart Kensinger..............................          2,000              2,000                0
Thomas O. Meadows.............................          5,000              5,000                0
Valor Capital Management LP...................         20,000             20,000                0
Warren W. Garden..............................          5,000              5,000                0
Zurich HFR Master Hedge Fund, Ltd.............          1,750              1,750                0
Jesse B. Shelmire.............................        195,570            195,570(7)             0
Scott R. Griffith.............................        195,570            195,570(7)             0
Griffith Shelmire Partners....................         69,026             69,026(7)             0
Lancaster Investment Partners, L.P............         50,000             50,000                0

OTHER SELLING STOCKHOLDERS
Wingate Capital...............................        103,000            103,000(8)             0
Fisher Capital................................        189,200            189,200(8)             0
CCG Investment Fund...........................          3,900              3,900(8)             0
CCG Captial...................................          3,900              3,900(8)             0
Grayson & Associates..........................         70,063             70,063(8)             0
Oscar S. Wyatt, Jr............................        560,394            500,000(9)        60,394
Morton A. Cohn................................        200,000            200,000(10)            0
Don A. Sanders................................         75,000             75,000(11)            0
Susan Sanders Keller..........................         11,250             11,250(11)            0
Bret D. Sanders...............................         11,250             11,250(11)            0
Brad D. Sanders...............................         11,250             11,250(11)            0
Laura K. Sanders..............................         11,250             11,250(11)            0
George Ball...................................         15,000             15,000(11)            0
Christine M. Sanders..........................         30,000             30,000(11)            0
Donald V. Weir................................         30,000             30,000(11)            0
Katherine U. Sanders..........................         60,000             60,000(11)            0
Lakefront Partners, Ltd.......................         60,000             60,000(11)            0

                                                NUMBER OF SHARES                      NUMBER OF SHARES
                                                OF COMMON STOCK                       OF COMMON STOCK
                                                  BENEFICIALLY     NUMBER OF SHARES     BENEFICIALLY
                                                  OWNED AS OF      OF COMMON STOCK      OWNED AFTER
NAME OF SELLING STOCKHOLDER                      APRIL 10, 2000     OFFERED HEREBY      OFFERING(1)
---------------------------                     ----------------   ----------------   ----------------
Steve Scott...................................         75,000             75,000(11)            0
Fayez Sarofim.................................        150,000            150,000(11)            0
AJC, Inc......................................        450,000            450,000(12)            0
Robert Marvin.................................        100,000            100,000                0
Louis Falleta.................................        171,000            171,000                0
Crown Texas Realty Inc. Profit Sharing Plan...        100,000            100,000                0
Bonnie Ligon Dickens..........................        300,000            300,000                0
Tim W. Lowell.................................         10,000             10,000                0
Fred Roesch & Melissa Roesch..................         50,000             50,000                0
Richard E. Bean...............................        263,158            263,158                0

------------------------

 (1) Beneficial ownership is determined under SEC rules and generally includes voting or investment power with respect to securities and includes any securities the person has the right to acquire within 60 days of April 10, 2001 through the conversion or exercise of any security or other right.

 (2) Does not include shares beneficially owned by SJMB, L.P. Does not include warrants to purchase 1,335,991 shares of common stock at $0.75 per share, which vest October 15, 2001. Includes shares beneficially owned by Falcon Seaboard Investment Co. L.P.

 (3) Does not include shares beneficially owned by St. James Capital Partners, L.P. Does not include warrants to purchase 6,264,009 shares of common stock at $0.75 per share, which vest October 15, 2001. Includes shares beneficially owned by Falcon Seaboard Investment Co. L.P.

 (4) Pursuant to an Agreement for Purchase and Sale between the Company and SJCP, L.P.("SJCP") dated February 12, 1998, as partially assigned to SJMB, L.P. as of April 2, 1998 (the "Credit Agreement"), each of SJCP and SJMB loaned money to the Company. In return for this loan, the Company issued a warrant to SJCP for the purchase of 300,000 shares of common stock at an exercise price of $7.50 per share and issued to SJMB a warrant for the purchase of 1,200,00 shares of common stock at $7.50 per share. Pursuant to the Credit Agreement, in connection with an extension of the maturity date of the loan, in January 1999 the Company issued warrants to SJCP and SJMB for the purchase of 110,000 shares and 425,000 shares of common stock, respectively. On August 27, 1999, the Company registered the resale of shares from the exercise of the warrants as well as additional numbers of shares resulting from the application of anti-dilution provisions in the warrants. On November 30, 2000, the Company entered into a Settlement Agreement and Mutual Release with SJCP, SJMB, and other related parties (the "Settlement Agreement") in connection with the application of anti-dilution provisions in the existing warrants. In connection with the Settlement Agreement, SJCP and SJMB surrendered their existing warrants held by SJCP and SJMB in exchange for replacement warrants issued by the Company to purchase its common stock at an exercise price of $0.75 per share as follows: (a) to SJCP (i) 860,500 shares expiring on June 30, 2002,
     (ii) 2,119 shares expiring on June 30, 2002, (iii) 1,280,000 shares exercisable no earlier than April 15, 2001 and expiring on September 30, 2002, and (iv) 1,335,991 shares exercisable no earlier than October 15, 2001 and expiring on September 30, 2002; and (b) to SJMB (i) 3,427,001 shares expiring on June 30, 2002, (ii) 10,380 shares expiring on June 30, 2002, (iii) 6,320,000 shares exercisable no earlier than April 15, 2001 and expiring on September 30, 2002, and (iv) 6,264,009 shares exercisable no earlier than October 15, 2001 and expiring on September 30, 2002. The resale of all the shares covered by this Prospectus for SJCD and SJMB are hereby registered pursuant to registration rights provisions in the Settlement Agreement.

 (5) The Coastal Corporation Second Pension Trust ("Coastal") currently holds 8,701,935 shares of common stock and warrants to purchase an additional 6,517,308 shares of common stock. Of its common stock holdings, 5,000,000 shares are attributable to a December 1999 private placement transaction (as more fully described below), 2,777,778 shares are attributable to an August 13, 1999 exchange of convertible debt to common stock, and 924,157 shares were paid as Series A Preferred Stock dividends. In the December, 1999 private placement the Company issued to Coastal 5,000,000 shares of common stock and warrants for the purchase of 5,000,000 shares of common stock. These warrants have an exercise price of $0.75 per share and expire December 16, 2002. Further, the Company reset the exercise price of two existing warrants for the purchase of 450,000 shares and 1,067,308 shares, having expiration dates of August 26, 2002 and August 12, 2004, respectively, to $0.75 per share. The resale of all the shares covered by this Prospectus for Coastal are hereby registered pursuant to registration rights provisions contained in various Registration Rights Agreements between the Company and Coastal.

 (6) In January and March 2000 the Company issued in two separate private placement transactions common stock to certain accredited investors. Stonegate Securities, Inc. ("Stonegate") served as placement agent for the transactions. In the January 2000 transaction, the Company also issued currently warrants to purchase common stock. The shares offered by the 2000 Private Placement Stockholders include common stock and shares issuable upon exercise of the warrants.

 (7) Represents shares issued upon exercise of currently exercisable warrants issued to certain affiliates of Stonegate in connection with the services by Stonegate as placement agent in the March 2000 private placement by the Company.

 (8) Represents shares issuable upon exercise of currently exercisable warrants. Each of Wingate Capital, Fisher Capital, NP Partners, Olympus Securities, Ltd. CCG Investment Fund and CCG Capital are entities managed and controlled by Citadel Investment Group, L.L.C. or its affiliates (collectively "Citadel"). The warrants were originally issued to the Citadel group in connection with a private placement of the Company's Series E Preferred Stock issued effective March 5, 1999. In April 2001, each of NP Partners and Olympus Securities, Ltd. transferred the warrants held by them to Wingate Capital and Fisher Capital, respectively.

 (9) Includes currently exercisable warrants to purchase 50,000 shares at $2.00 per share expiring on May 8, 2002, 300,000 shares at $1.50 per share expiring on March 8, 2002, and 150,000 shares at $2.998 per share expiring on December 31, 2003.

 (10) Includes 50,000 shares of common stock. Also includes currently exercisable warrants to purchase 150,000 shares at $2.998 per share expiring on December 31, 2003 issued in connection with private placement by common stock in December 1998.

 (11) Represents shares issuable upon exercise of currently exercisable warrants to purchase common stock at 2.998 per share expiring on December 31, 2003, issued in connection with private placements transactions of common stock in December 1998 and January 1999.

 (12) Represents shares issuable upon exercise of currently exercisable warrants to purchase 300,000 shares at $2.00 per share expiring on December 31, 2002 and 150,000 shares at $2.00 per share expiring on March 31, 2004, all of which were issued pursuant to an Advisory Service Agreement between AJC, Inc. and the Company.

    Since the date on which they provided the information regarding their common stock, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in Prospectus supplements to this Prospectus. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    The common stock is offered on behalf of the Selling Stockholders. The common stock may be sold or distributed from time to time by the Selling Stockholders, or by donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of TeraForce common stock may occur in one or more of the following methods:

    (i) ordinary brokers' transactions;

    (ii) transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market or if applicable, the OTC Bulletin Board;

   (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus;

    (iv) "at the market" to or through market makers or into an existing market for the common stock;

    (v) in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

    (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

   (vii) in privately negotiated transactions; or

  (viii) any combination of the foregoing.

    From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of their conversion shares, and the pledges, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder.

    From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' conversion shares to lenders or others and each of such persons will be deemed to be a Selling Stockholder for purposes of this Prospectus. The number of Selling Stockholders' conversion shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' conversion shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' conversion shares sold hereunder will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be Selling Stockholders hereunder.

    Brokers, dealers, underwriters or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of common stock covered by this Prospectus may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither TeraForce nor any Selling Stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

    We will pay substantially all of the expenses incident to the registration, offering and sale of the common stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TeraForce, TeraForce has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have advised the Selling Stockholders that during such time as they may be engaged in a distribution of the common stock included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

    Because it is possible that a significant number of shares of the common stock could be sold at the same time hereunder, such sales, or the possibility thereof, may have a significant depressive effect on the market price of TeraForce common stock.

    This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                 LEGAL MATTERS

    The validity of the common stock offered by the Selling Stockholders hereby will be passed upon Bisk & Fitch, L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements of the Company as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Grant Thornton, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reference upon the authority of said firm as experts in accounting and auditing in giving said reports

                                   PROSPECTUS

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TERAFORCE TECHNOLOGY CORPORATION (THE "COMPANY") OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

ABOUT TERAFORCE.............................................      2
RISK FACTORS................................................      2
WHERE YOU CAN FIND MORE INFORMATION.........................     10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     10
USE OF PROCEEDS.............................................     12
SELLING STOCKHOLDERS........................................     12
PLAN OF DISTRIBUTION........................................     17
LEGAL MATTERS...............................................     19
EXPERTS.....................................................     19
PROSPECTUS..................................................     19

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

NATURE OF EXPENSE
-----------------
SEC Registration Fee........................................  $ 2,084
Legal (including Blue Sky), Printing, and Accounting Fees
  and Expenses..............................................  $30,000
Miscellaneous...............................................  $ 2,000
*Estimated
  TOTAL.....................................................  $34,084

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

    Article XI of the Registrant's By-Laws provides that the Registrant
(i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the

Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

    Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the Stockholders.

    Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

    Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

    The Company also maintains for its directors and officers insurance which provides insurance coverage for certain covered occurrences, as well as for the payment of certain costs and expenses for such covered occurrences.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS.

    See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richardson, Texas on the 13th day of April, 2001.

                                                       TERAFORCE TECHNOLOGY CORPORATION

                                                       By:                /s/ HERMAN M. FRIETSCH
                                                                ------------------------------------------
                                                                            Herman M. Frietsch
                                                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herman M. Frietsch and Robert P. Capps and each of them his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                    TITLE                            DATE
              ---------                                    -----                            ----
/s/ HERMAN M. FRIETSCH                 Chief Executive Officer and Director            April 13, 2000
----------------------------           (Principal Executive Officer)
Herman M. Frietsch

/s/ ROBERT P. CAPPS                    Executive Vice President and Chief Financial
----------------------------           Officer (Principal Financial Officer and        April 13, 2000
Robert P. Capps                        Principal Accounting Officer)

/s/ ANTON VON LIECHTENSTEIN
----------------------------           Director                                        April 13, 2000
Anton von Liechtenstein

/s/ ROBERT E. GARRISON
----------------------------           Director                                        April 13, 2000
Robert E. Garrison II

/s/ DAVID YEDWAB
----------------------------           Director                                        April 13, 2000
David Yedwab

                                 EXHIBIT INDEX

EXHIBIT                                    DESCRIPTION OF EXHIBIT
-------                                    ----------------------
         2.1            Plan and Agreement of Merger dated as of October 29, 1997 by and among Intelect Communications Systems Limited, Intelect
                        Communications, Inc. and the other parties named herein(1)
         3.1            Amended and Restated Certificate of Incorporation of the
                        Company, as amended(2)
         3.2            Amended and Restated By-Laws of the Company (1)
         4.1            Form of Warrant Issued to the St. James Parties dated
                        November 30, 2000(3)
         4.2            Warrant to Purchase 5,000,000 shares of common stock of the
                        Company at $0.75 per share issued to The Coastal Corporation
                        Second Pension Trust(4)
         4.3            Warrant to Purchase 450,000 shares of common stock of the
                        Company at $0.75 per share issued to The Coastal Corporation
                        Second Pension Trust(4)
         4.4            Warrant to Purchase 1,067,308 shares of common stock of the
                        Company at $0.75 per share issued to The Coastal Corporation
                        Second Pension Trust(4)
         4.5            Registration Rights Agreement dated December 21, 1999
                        between the Company and The Coastal Corporation Second
                        Pension Trust(4)
         4.6            Form of Warrant issued to affiliates of Stonegate and the
                        Investors to purchase common stock of the Company at $2.50 per share, subject to adjustment(5)
         4.7            Form of Registration Rights Agreement dated January  27,
                        2000 between the Company, the Investors named therein, and
                        Stonegate Securities, Inc.(5)
         4.8            Form of Warrant to Purchase common stock of the Company
                        (issued in connection with the purchase of Series E
                        Preferred Shares)(6)
         4.9            Registration Rights Agreement among the Company and the
                        Buyers dated February 24, 1999 (relating to Series E
                        Preferred Shares)(6)
         4.10           Form of Warrant issued to AJC, Inc., exercisable to purchase
                        Common Stock at an exercise price of $2.00(7)
         4.11           Warrants to purchase Company Common Stock dated April 24 and
                        May 8, 1997 issued to St. James Capital Corp.(8)
         4.12           Form of Warrant to Purchase Common Stock of the Company at
                        an exercise price of $2.998 (December 22,1998 private
                        placement warrants)(6)
         4.13           Form of Registration Rights Agreement between the Company
                        and the Buyers, dated as of December 22, 1998(6)
         4.14           Form of Warrant to purchase Common Stock of the Company,
                        issued as of December 2, 1998(6)
         4.15           Form of Warrant issued to Stonegate to purchase common stock of the Company at $6.00 per share, subject to adjustment(5)
         4.16           Form of Registration Rights Agreement dated March 14, 2000 between the Company, Investors named therein, and Stonegate
                        Securities, Inc.(11)
         4.17           Form of Registration Rights Agreement between the Company
                        and the Buyers, dated as of June 30, 1999(11)
         4.18           Warrant issued Grayson & Associates to purchase 70,063
                        shares of common stock of the Company at $8.56375 per
                        share(10)
         5.1            Opinion of Bisk & Fitch, L.L.P., Houston, Texas
        10.1            Settlement Agreement and Mutual Release between the Company and the St. James Parties dated November 30, 1999(3)

EXHIBIT                                    DESCRIPTION OF EXHIBIT
-------                                    ----------------------
        10.2            Subscription Agreement for Common Stock Units dated December
                        17, 1999 between the Company and The Coastal Corporation
                        Second Pension Trust(4)
        23.1            Consent of Grant Thornton, LLP
        23.2            Consent of Bisk & Fitch, L.L.P. (included in Exhibit 5.1)

------------------------

(1) Incorporated by reference to the Company's Form S-4 filed on October 30, 1997. (File No. 333-39063)

(2) Incorporated by reference to the Company's Form 8-K filed February 1, 2001.

(3) Incorporated by reference to the Company's Form 8-K filed December 4, 2000.

(4) Incorporated by reference to the Company's Form 8-K filed December 22, 1999.

(5) Incorporated by reference to the Company's Form 8-K filed February 8, 2000.

(6) Incorporated by reference to the Company's Form 8-K filed March 2, 1999.

(7) Incorporated by reference to the Company's Form S-3 filed April 2, 1999 (File No. 333-75651).

(8) Incorporated by reference to the Company's Form S-3 filed September 17, 1997 (File No. 333-35841).

(9) Incorporated by reference to the Company's Form S-3 filed August 27, 1999 (File No. 333-86095).

(10) Incorporated by reference to the Company's Form S-3 filed April 14, 2000 (File No. 333-34856).

(11) Incorporated by reference to the Company's Form 8-K filed March 21, 2000.